Exhibit 99.1

Bruker Corporation Reports Second Quarter 2009 Financial Results

BILLERICA, Mass. — July 29, 2009 (BUSINESS WIRE)  —  Bruker Corporation (NASDAQ: BRKR) today reported financial results for the second quarter ended June 30, 2009.

Second Quarter 2009 Highlights

•                  Revenue $252.5 million

•                  GAAP Net Income $12.9 million

•                  GAAP EPS $0.08 per diluted share

•                  Free cash flow $32.8 million

•                  After acquisition of ACCEL RI business on April 1, 2009, Bruker established new Energy & Supercon Technologies segment

•                  Bruker’s Scientific Instruments segment launched numerous innovative products with compelling performance and capabilities:  Avance III 1,000 MHz NMR, ultrafleXtreme TOF/TOF, amaZon ion trap, solariX FTMS and 263 GHz EPR

Financial Results

In the second quarter of 2009, revenue was $252.5 million, a decrease of 18.9% compared to revenue of $311.5 million in the second quarter of 2008.  Excluding the effect of foreign currency translation, second quarter 2009 revenue decreased 11.1% year-over-year.  Sequentially, revenue increased 9.5% over the first quarter of 2009.  GAAP net income for the second quarter of 2009 was $12.9 million, or $0.08 per diluted share, compared to GAAP net income of $21.7 million, or $0.13 per diluted share, in the second quarter of 2008.  Included in GAAP EPS in the second quarter of 2009 was non-cash stock-based compensation expense of ($0.01) per diluted share.

For the six months ended June 30, 2009, revenue was $483.0 million, a decrease of 12.2%, compared to revenue of $549.8 million in the first half of 2008.  Excluding the effect of foreign currency translation, revenue for the six months ended June 30, 2009 decreased by 4.4% year-over-year.  GAAP net income for the six months ended June 30, 2009 was $21.3 million, or $0.13 per diluted share, compared to GAAP net income of $20.9 million, or $0.13 per diluted share, during the six months ended June 30, 2008.  Included in GAAP EPS for the six months ended June 30, 2009 was non-cash stock-based compensation expense of ($0.02) per diluted share.

Free cash flow for the second quarter of 2009 was $32.8 million.  During the second quarter of 2009, Bruker repaid $34.1 million of debt, and ended the quarter with cash and cash equivalents of $154.3 million, and net debt of $16.4 million.

Comment and Outlook

Frank Laukien, Bruker’s President and CEO, commented: “Considering the challenging economic conditions in the industrial markets, we are pleased with our performance in the second quarter and first half of 2009.  In the second quarter of 2009, we experienced solid top line growth sequentially, while the year-over-year revenue comparison was expected to be more difficult due to our revenue spike in the second quarter of 2008.  On the bottom line, our cost-cutting measures, the strength of our new product lines and the impact of our business initiatives had a positive impact on our second quarter 2009 results, and contributed to our 54% sequential growth in net income.”

Dr. Laukien continued: “During the second quarter we continued to strengthen our product portfolio and launched several compelling mass spectrometry products at ASMS 2009, while also introducing the world’s first 1 Gigahertz NMR system.  Our life-science mass spectrometry business delivered strong double-digit revenue growth and significant margin improvements in the second quarter of 2009.  Moreover, after the acquisition of the ACCEL RI business by our Bruker Advanced Supercon business, we have established the new Bruker Energy & Supercon Technologies division, which is emerging as a global leader in superconductors and supercon devices, as well as in advanced technologies for energy research and next-generation grid infrastructure.”

Bruker’s Chief Financial Officer, Bill Knight, added:  “While the downturn in the global economy continues to be challenging to navigate, we are relatively well positioned to handle these challenges with our strong technology and IP base, our high-performance product portfolio and our broad international diversification.  Moreover, we derive nearly 70% of our revenue from universities and medical schools, as well as from other non-profit and government customers, who tend to be less sensitive to economic conditions.  Going forward, we expect the global government stimulus programs to have a positive impact on our high-end life-science and research systems business, as well as on our new Bruker Energy & Supercon Technologies division, starting in the second half of 2009, accelerating in 2010, and continuing into 2011.”

Segment Information

After Bruker’s acquisition of the ACCEL Research Instruments business on April 1, 2009, starting with the second quarter of 2009, Bruker has established two new reportable segments:

1) The Bruker Scientific Instruments (BSI) segment consists of the four divisions Bruker AXS, Bruker BioSpin, Bruker Daltonics and Bruker Optics.

2) The new Bruker Energy & Supercon Technologies (BEST) segment which combines the acquired ACCEL RI business, and the superconductor and supercon devices business that was previously called Bruker Advanced Supercon, Inc.

Revenue in the BSI segment for the six months ended June 30, 2009 was $464.9 million, compared to BSI revenue of $533.5 million for the six months ended June 30, 2008.  Excluding the effects of foreign currency translation, first half 2009 BSI revenue decreased by 5.4% year-over-year.  BSI net income for the six months ended June 30, 2009 was $23.5 million, compared to $24.7 million for the six months ended June 30, 2008.  BSI earnings per diluted share for the six months ended June 30, 2009 were $0.14, compared to $0.15 for the six months ended June 30, 2008.

Revenue in the BEST segment for the six months ended June 30, 2009 was $21.8 million, compared to BEST revenue of $22.4 million for the six months ended June 30, 2008.  Excluding the effects of foreign currency translation, first half 2009 BEST revenue increased by 12.3% year-over-year.  BEST net loss for the six months ended June 30, 2009 was ($3.4) million, compared to a net loss of ($4.0) million for the six months ended June 30, 2008.  BEST loss per diluted share for the six months ended June 30, 2009 was ($0.02), compared to ($0.02) for the six months ended June 30, 2008.

Following at the end of this press release is a non-GAAP table reconciling the results of our reportable segments to the consolidated results of Bruker Corporation.

USE OF NON-GAAP FINANCIAL MEASURES

In addition to the financial measures prepared in accordance with generally accepted accounting principles (GAAP), we use the measures of non-GAAP revenue, non-GAAP operating income, non-GAAP net income and non-GAAP EPS, by reportable segment.  We believe that such non-GAAP measures helps investors to gain a better understanding of our core operating results and future prospects, consistent with how management measures and forecasts the Company’s performance, especially when comparing such results to previous periods or forecasts.  However, the non-GAAP financial measures included in this press release are not meant to be a better presentation or a substitute for results of operations prepared in accordance with GAAP.  Reconciliations of such non-GAAP financial measures to the most directly comparable GAAP financial measures are set forth in the accompanying table.  Specifically:

•                  Reconciliation of BSI and BEST reportable segments to the consolidated results of Bruker Corporation for the six months ended June 30, 2009 and 2008

EARNINGS CONFERENCE CALL

Bruker Corporation will host an operator-assisted earnings conference call at 9:00 a.m. Eastern Daylight Time on Wednesday, July 29, 2009.  To listen to the webcast, investors can go to http://ir.bruker.com and click on the live web broadcast symbol.  The webcast will be available through the Company web site for 30 days.  Investors can also listen and participate on the telephone in the US and Canada by calling 800-688-0796, or +1-617-614-4070 outside the US and Canada.  Investors should refer to the Bruker Earnings Call.  A telephone replay of the conference call will be available one hour after the conference call by dialing 888-286-8010 in the US and Canada, or +1-617-801-6888 outside the US and Canada, and then entering replay pass code 15184127.  For more information, please visit http://ir.bruker.com

CAUTIONARY STATEMENT

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein are based on current expectations, but are subject to a number of risks and uncertainties. The factors that could cause actual future results to differ materially from current expectations include, but are not limited to, risks and uncertainties relating to adverse changes in conditions in the global economy and volatility in the capital markets, the integration of businesses we have acquired or may acquire in the future, changing technologies, product development and market acceptance of our products, the cost and pricing of our products, manufacturing, competition, dependence on collaborative partners and key suppliers, capital spending and government funding policies, changes in governmental regulations, intellectual property rights, litigation, and exposure to foreign currency fluctuations. These and other factors are identified and described in more detail in our filings with the SEC, including, without limitation, our annual report on Form 10-K for the year ended December 31, 2008, our most recent quarterly reports on Form 10-Q and our current reports on Form 8-K. We disclaim any intent or obligation to update these forward-looking statements other than as required by law.

Bruker Corporation

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

(in millions, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Product revenue	$222.9	$280.3	$425.1	$488.6
Service revenue	28.3	30.2	55.2	58.9
Other revenue	1.3	1.0	2.7	2.3
Total revenue	252.5	311.5	483.0	549.8

Cost of product revenue	125.2	162.5	236.9	267.7
Cost of service revenue	16.1	19.4	32.2	38.5
Total cost of revenue	141.3	181.9	269.1	306.2
Gross profit	111.2	129.6	213.9	243.6

Operating Expenses:
Sales and marketing	43.9	47.1	86.5	91.5
General and administrative	17.0	17.2	33.3	34.0
Research and development	31.1	36.5	60.2	67.7
Acquisition related, net	(1.0)	0.4	(0.6)	6.2
Total operating expenses	91.0	101.2	179.4	199.4
Operating income	20.2	28.4	34.5	44.2

Interest and other income (expense), net	(2.9)	3.6	(2.8)	(8.6)

Income before income tax provision and noncontrolling interest in consolidated subsidiaries	17.3	32.0	31.7	35.6
Income tax provision	4.6	10.3	10.4	14.5

Net income	12.7	21.7	21.3	21.1
Net income (loss) attributable to noncontrolling interests	(0.2)	—	—	0.2
Net income attributable to Bruker Corporation	$12.9	$21.7	$21.3	$20.9

Net income per common share attributable to:
Bruker Corporation shareholders:
Basic and diluted	$0.08	$0.13	$0.13	$0.13

Weighted average shares outstanding:
Basic	163.3	162.4	163.3	162.4
Diluted	164.7	165.5	164.5	165.3

Bruker Corporation

CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)

(in millions)

	June 30,	December 31,
	2009	2008

ASSETS

Current assets:
Cash, short-term investments and restricted cash	$154.3	$167.7
Accounts receivable, net	132.9	171.9
Inventories	436.4	425.1
Other current assets	65.6	56.0
Total current assets	789.2	820.7

Property and equipment, net	221.3	221.3
Intangible and other assets	77.0	74.3

Total assets	$1,087.5	$1,116.3

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Short-term borrowings	$43.1	$41.0
Accounts payable	40.8	43.3
Customer deposits	202.1	199.6
Other current liabilities	233.2	235.8
Total current liabilities	519.2	519.7

Long-term debt	127.6	182.8
Other long-term liabilities	104.2	101.1

Total shareholders’ equity	336.5	312.7

Total liabilities and shareholders’ equity	$1,087.5	$1,116.3

Reconciliation of BSI and BEST reportable segments to the consolidated results of Bruker Corporation for the six months ended June 30, 2009 and 2008 (unaudited)

(in millions, except per share data)

		Bruker
	Bruker	Energy &	Corporate,
	Scientific	Supercon	Adjustments
	Instruments	Technologies	& Eliminations	Consolidated
June 30, 2009:

Revenue	$464.9	$21.8	$(3.7)	$483.0

Operating Income	36.5	(3.1)	1.1	34.5

Net Income	23.5	(3.4)	1.2	21.3

Net Income Per Diluted Share	$0.14	$(0.02)	$0.01	$0.13
Dulited Shares Outstanding	164.5	163.3	164.5	164.5

June 30, 2008:

Revenue	$533.5	$22.4	$(6.1)	$549.8

Operating Income	47.7	(3.7)	0.2	44.2

Net Income	24.7	(4.0)	0.2	20.9

Net Income Per Diluted Share	$0.15	$(0.02)	$0.00	$0.13
Dulited Shares Outstanding	165.3	162.4	165.3	165.3

FOR FURTHER INFORMATION:	Stacey Desrochers, Director of Investor Relations
Tel: +1 (978) 663-3660, ext. 1115
Email: stacey.desrochers@bruker.com